FIRST AMENDMENT TO EMPLOYMENT AND
NON-SOLICITATION AGREEMENT

THIS FIRST AMENDMENT TO THE EMPLOYMENT AND NON-SOLICITATION AGREEMENT (“Agreement”), dated this 17th day of August, 2011, by and between DELTA APPAREL, INC., a Georgia corporation (“Company”), and Robert W. Humphreys, a South Carolina resident (“Executive”).

WHEREAS, Executive and the Company entered into an Employment and Non-Solicitation Agreement, dated June 10, 2009 (“Agreement”), providing for the terms of Executive's employment with the Company; and

WHEREAS, the Executive and the Company desire to amend the Agreement to provide for Performance-Based Incentive Compensation and to eliminate income tax gross-up provisions for such Incentive Stock Compensation.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 2(c) of the Agreement is hereby amended and restated in its entirety as follows:

(c)
Performance Units. Effective August 17, 2011 and during the remaining portion of the term of Executive's employment with the Company pursuant to this Agreement, Executive will participate in the Delta Apparel, Inc. 2010 Stock Plan (“Plan”). Pursuant to the terms of the Plan, the Executive will receive a grant of 52,000 Performance Units for the Company's fiscal year ending June 30, 2012. The performance units vest when the Company files its Annual Report on Form 10-K with the SEC for the fiscal year ending June 30, 2012 based solely on the achievement, as determined by the Compensation Committee, of objective performance goals based on the Company's one-year average return on capital. Pursuant to the performance unit grant agreement, a 7% one-year average return on capital will entitle Mr. Humphreys to vest with respect to 52,000 shares. A 3% one-year average return on capital will entitle Mr. Humphreys to vest with respect to 10,400 shares (20% of the target number of shares). Mr. Humphreys will not vest in any of the shares if the one-year average return on capital is less than 3%. A one-year average return on capital of 12% or more will entitle Mr. Humphreys to vest with respect to 62,400 shares (120% of the target number of shares), which is the maximum number of shares that can be earned under the grant. If the one-year average return on capital is between 3% and 7%, Mr. Humphreys is entitled to vest with respect to a pro rata number of shares (between 10,400 shares and 52,000 shares), based on the actual one-year average return on capital. If the one-year average return on capital is between 7% and 12%, Mr. Humphreys is entitled to vest with respect to a pro rata number of shares (between 52,000 shares and 62,400 shares), based on the actual one-year average return on capital. Such grant will be provided under and subject to the separate terms of a Performance Unit grant agreement between the Executive and the Company.

Except as provided in this First Amendment, the Agreement will continue as provided therein for the remaining term of the Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

DELTA APPAREL, INC.

/s/ Martha M. Watson

By:

Name:    Martha M. Watson

Title:    Vice President and Corporate Secretary

“Executive”

/s/ Robert W. Humphreys

Name:    Robert W. Humphreys

Title:	Chairman of the Board of Directors and
Chief Executive Officer